Exhibit 99.1

News Release

Waddell & Reed Financial, Inc. Reports First Quarter Results

Overland Park, KS, Apr. 26, 2016 — Waddell & Reed Financial, Inc. (NYSE: WDR) today reported first quarter 2016 net income1 of $37.0 million, or $0.45 per diluted share, compared to net income of $62.9 million, or $0.76 per diluted share, during the prior quarter and net income of $67.1 million, or $0.80 per diluted share, during the first quarter of 2015.  The current quarter’s net income included investment losses of $10.2 million, compared to investment gains of $7.6 million during the fourth quarter of 2015 and investment gains of $4.0 million during the first quarter of 2015.  Operating income of $71.4 million declined 22% compared to the prior quarter and 32% compared to the first quarter last year.  A lower level of assets under management is the primary driver for the decline in operating income.

During the quarter we consolidated several sponsored funds for which we have a majority ownership interest.  Net income attributable to these consolidated funds is reported in noncontrolling interests presented in a separate caption in the consolidated statement of income.

Assets under management declined 9% sequentially due to an increase in net outflows and market depreciation.  Compared to the same period in 2015, assets under management declined 23% due to a combination of net outflows and market depreciation.

In order to maintain an acceptable level of profitability given the magnitude of net outflows, weakness in fund performance and heightened market volatility, the company announced cost cutting initiatives in February 2016 that were intended to reduce fixed operating expenses by approximately 10%, or $40 million from our annual run-rate.  After completing an internal process, we have identified cost savings to meet our target.  These will reduce underwriting and distribution, compensation and general and administrative expenses.

“The entire executive team is focused on positioning the company for renewed growth,” said Hank Herrmann, Chairman and Chief Executive Officer of Waddell & Reed Financial, Inc.  “Central to our efforts is improving investment performance.  I am confident that our investment culture, our proven investment process, and the resources we have committed to our investment staff will bear fruit.”

“At the same time, we need to make strategic investments to adapt to a fast-changing world,” continued Herrmann. “Project E will strengthen our broker-dealer (formerly referred to as our ‘Advisors channel’) and enable us to compete with other broker-dealers of similar size.  We have also intensified our efforts to broaden our product line in order to compete more fully with other asset managers.”

1  Net income represents net income attributable to Waddell & Reed Financial, Inc.

Management Fee Revenue Analysis

Management fees declined 13% sequentially, in line with a 12% decline in average assets under management and one fewer day during the current quarter.  Compared to the same quarter last year, management fees declined 20% due to a 22% decline in average assets under management, which was partly offset by an additional day during the current quarter and a mix-shift in the asset base that increased the average fee rate.

Average assets under management were $95.7 billion during the current quarter, compared to $108.9 billion during the prior quarter and $123.3 billion during the first quarter of 2015.   The effective fee rate for the current quarter was 60.8 basis points compared to 60.6 basis points and 59.9 basis points during the fourth and first quarters of 2015, respectively.

Underwriting and Distribution Analysis

Underwriting and Distribution Revenues

Revenues declined 9% sequentially, due primarily to lower asset-based Rule 12b-1 fees.  Additionally, our broker-dealer had lower sales commissions and lower advisory fee revenues.   Compared to the same period last year, revenues declined 12% due to lower asset-based Rule 12b-1 and lower advisory fee revenues in our broker-dealer.

Underwriting and Distribution Costs

Sequentially, direct costs declined 10%, slightly more than related revenues due to lower wholesaler commissions.  Indirect costs declined modestly.  The fourth quarter of 2015 included costs for severance, while the current quarter saw lower advertising and business travel costs.  Lower costs in the current quarter were more than offset by an increase in costs associated with the implementation of Project E.

Compared to the first quarter of 2015, direct costs declined 16%, in line with the decrease in revenues and lower wholesaler commissions.  Indirect costs rose 4% due to higher IT, employee compensation and benefits and consulting costs, and partly offset by lower advertising and sales meeting costs.

Compensation and Related Expense Analysis

Costs rose 10% compared to the fourth quarter of 2015 due to higher equity compensation and severance costs, and to a lesser degree, annual merit increases and payroll taxes.  Compared to the same period last year, compensation costs declined 1% as annual merit increases, higher pension and higher equity compensation costs were more than offset by lower incentive compensation.

General and Administrative Expense Analysis

Costs declined 26% sequentially.  Last year’s fourth quarter included higher IT and legal costs as well as higher advertising costs associated with the launch of new funds.  The current quarter saw a decrease in IT costs, as our system renovation project nears completion as well as lower money market fund waivers.

Compared to the same quarter in 2015, costs declined 25% due to lower dealer servicing costs and lower usage of IT contractors.

Investment and Other Income

The company’s seed investment in sponsored funds has grown significantly due to the launch of new products.  Our ownership in certain sponsored funds exposes investment and other income to an increased level of market volatility.  To mitigate this risk, we entered into a number of total return swap contracts during the current quarter to serve as an economic hedge against the market risk associated with our investments in sponsored funds.  The performance of the hedge has been largely effective since inception; however, we experienced a $9.6 million investment loss before our hedging strategy was fully implemented.

Unaudited Consolidated Statement of Income

	2015				2016
(Amounts in thousands, except for per share data)	1st Qtr.	2nd Qtr.	3rd Qtr.	4th Qtr.	1st Qtr.	2nd Qtr.	3rd Qtr.	4th Qtr.
Operating Revenues:
Investment management fees	$182,105	$185,914	$175,218	$166,325	$144,778
Underwriting and distribution fees	166,978	171,508	165,130	160,382	146,658
Shareholder service fees	36,375	36,568	35,761	34,367	32,380
Total operating revenues	385,458	393,990	376,109	361,074	323,816
Operating Expenses:
Underwriting and distribution	195,420	195,762	189,065	189,534	173,836
Compensation and related costs	53,495	52,829	46,157	48,271	52,940
General and administrative	25,678	27,897	25,458	26,033	19,152
Subadvisory fees	2,387	2,394	2,305	2,048	2,093
Depreciation	4,034	4,064	4,117	3,831	4,362
Total operating expenses	281,014	282,946	267,102	269,717	252,383
Operating Income	104,444	111,044	109,007	91,357	71,433
Investment and other income/(loss)	3,972	9	(16,872)	7,647	(10,218)
Interest expense	(2,766)	(2,765)	(2,765)	(2,772)	(2,768)
Income before taxes	105,650	108,288	89,370	96,232	58,447
Provision for taxes	38,537	40,843	41,312	33,312	20,978
Net Income	$67,113	$67,445	$48,058	$62,920	$37,469
Noncontrolling interests	—	—	—	—	501
Net Income Attributable to Waddell & Reed Financial, Inc.	$67,113	$67,445	$48,058	$62,920	$36,968
Net income per share, basic and diluted:	0.80	0.80	0.58	0.76	0.45
Weighted average shares outstanding - basic and diluted	83,581	84,079	83,469	82,873	82,104
Operating margin	27.1%	28.2%	29.0%	25.3%	22.1%

Net Distribution Cost Analysis

(Amounts in thousands)	1st Qtr.	2nd Qtr.	3rd Qtr.	4th Qtr.	1st Qtr.	2nd Qtr.	3rd Qtr.	4th Qtr.
Retail Unaffiliated Distribution(1)
U&D Revenues	$52,142	$51,768	$47,040	$43,091	$35,923
U&D Expenses - Direct	(68,595)	(66,947)	(62,117)	(57,119)	(46,846)
U&D Expenses - Indirect	(14,029)	(13,972)	(13,329)	(14,614)	(13,349)
Net Distribution (Costs)	$(30,482)	$(29,151)	$(28,406)	$(28,642)	$(24,272)

Retail Broker-Dealer(2)
U&D Revenues	$114,836	$119,740	$118,090	$117,291	$110,735
U&D Expenses - Direct	(82,022)	(85,177)	(84,420)	(83,413)	(80,277)
U&D Expenses - Indirect	(30,774)	(29,666)	(29,199)	(34,388)	(33,364)
Net Distribution Excess/(Costs)	$2,040	$4,897	$4,471	$(510)	$(2,906)

(1) Retail Unaffiliated Distribution was previously referred to as the “Wholesale channel”

(2) Retail Broker-Dealer was previously referred to as the “Advisors channel”

Changes in Assets Under Management

	2015				2016
(Amounts in millions)	1st Qtr.	2nd Qtr.	3rd Qtr.	4th Qtr.	1st Qtr.	2nd Qtr.	3rd Qtr.	4th Qtr.
Retail Unaffiliated Distribution
Beginning assets	$60,335	$59,412	$57,545	$49,320	$45,641
Sales*	3,870	3,239	2,768	2,341	2,144
Redemptions	(6,259)	(4,558)	(5,569)	(7,300)	(7,680)
Net Exchanges	224	144	265	176	158
Net flows	(2,165)	(1,175)	(2,536)	(4,783)	(5,378)
Market action	1,242	(692)	(5,689)	1,104	(1,640)
Ending assets	$59,412	$57,545	$49,320	$45,641	$38,623

Retail Broker-Dealer
Beginning assets	$45,517	$46,385	$45,947	$42,215	$43,344
Sales*	1,270	1,347	1,238	1,218	1,068
Redemptions	(1,279)	(1,279)	(1,242)	(1,245)	(1,197)
Net Exchanges	(224)	(144)	(265)	(176)	(172)
Net flows	(233)	(76)	(269)	(203)	(301)
Market action	1,101	(362)	(3,463)	1,332	(901)
Ending assets	$46,385	$45,947	$42,215	$43,344	$42,142

Institutional
Beginning assets	$17,798	$17,097	$17,214	$14,657	$15,414
Sales*	300	1,203	465	773	453
Redemptions	(1,460)	(1,003)	(1,817)	(799)	(1,068)
Net Exchanges	—	—	—	—	14
Net flows	(1,160)	200	(1,352)	(26)	(601)
Market action	459	(83)	(1,205)	783	(387)
Ending assets	$17,097	$17,214	$14,657	$15,414	$14,426

Consolidated Total
Beginning assets	$123,650	$122,894	$120,706	$106,192	$104,399
Sales*	5,440	5,789	4,471	4,332	3,665
Redemptions	(8,998)	(6,840)	(8,628)	(9,344)	(9,945)
Net Exchanges	—	—	—	—	—
Net flows	(3,558)	(1,051)	(4,157)	(5,012)	(6,280)
Market action	2,802	(1,137)	(10,357)	3,219	(2,928)
Ending assets	$122,894	$120,706	$106,192	$104,399	$95,191

* Sales is primarily gross sales (net of sales commissions). This amount also includes net reinvested dividends & capital gains and investment income.

Supplemental Information

Asset Manager	2015				2016
(S in millions)	1st Qtr.	2nd Qtr.	3rd Qtr.	4th Qtr.	1st Qtr.	2nd Qtr.	3rd Qtr.	4th Qtr.
Retail- Unaffiliated Distribution
AUM	$59,412	$57,545	$49,320	$45,641	$38,623
Net flows	$(2,165)	$(1,175)	$(2,536)	$(4,783)	$(5,378)
Organic growth	-14.4%	-7.9%	-17.6%	-38.8%	-47.1%
Redemption Rate	42.9%	31.0%	41.2%	59.3%	77.7%
Retail - Broker Dealer
AUM	$46,385	$45,947	$42,215	$43,344	$42,142
Net flows	$(233)	$(76)	$(269)	$(203)	$(301)
Organic growth	-2.0%	-0.7%	-2.3%	-1.9%	-2.8%
Redemption Rate	9.0%	9.0%	8.9%	9.3%	9.3%
Institutional
AUM	$17,097	$17,214	$14,657	$15,414	$14,426
Net flows	$(1,160)	$200	$(1,352)	$(26)	$(601)
Organic growth	-26.1%	4.7%	-31.4%	-0.7%	-15.6%
Redemption Rate	33.7%	23.2%	45.4%	20.5%	29.9%

	1 Year	3 Years	5 Years
Fund Rankings
Lipper
Funds ranked in top half	27%	43%	41%
Assets ranked in top half	20%	33%	51%
MorningStar
Funds with 4/5 stars	19%	16%	11%
Assets with 4/5 stars	15%	11%	5%

	2015				2016
Broker Dealer	1st Qtr.	2nd Qtr.	3rd Qtr.	4th Qtr.	1st Qtr.	2nd Qtr.	3rd Qtr.	4th Qtr.
AUA* (in billions)	$53.7	$53.6	$49.4	$51.0	$49.9
AUA* fee based accounts (in billions)	$18.0	$18.3	$17.0	$17.6	$17.4
# Advisors	1,745	1,780	1,795	1,819	1,803
Advisor productivity (in thousands)	$65.9	$67.9	$66.3	$64.9	$61.3
U&D revenues (in thousands)	$114,836	$119,740	$118,090	$117,291	$110,735

* AUA represent Assets Under Administration

Unaudited Balance Sheet Information

Schedule of Selected Items

(Amounts in millions)	Mar. 31, 2016
Cash & cash equivalents (unrestricted)	$447.1
Investment securities	372.8
Total assets	1,444.7
Long-term debt	189.5
Total liabilities	598.0
Stockholders’ equity	846.7
Shares outstanding	81.8	million shares

	Quarter ended	Year-to-Date
($ in thousands)	Mar. 31, 2016	Apr. 2, 2016
Shares repurchased
Number of shares	1,125,671	1,384,346
Total cost	$25,598	$31,729

Dividend paid
Rate per share	$0.46	$0.46
Total paid	$38,115	$38,115

Capital returned to stockholders	$63,713	$69,844

On April 18, 2016, we granted 2,209,135 shares of restricted stock pursuant to our stock incentive plan

Earnings Conference Call

Stockholders, members of the investment community and the general public are invited to listen to a live Web cast of our earnings release conference call today at 10:00 a.m. Eastern.  During this call, Henry J. Herrmann, Chairman and CEO, will review our quarterly results.  Live access to the teleconference will be available on the “Investor Relations” section of our Web site at www.waddell.com.  A Web cast replay will be made available shortly after the conclusion of the call and accessible for seven days.

Web Site Resources

We invite you to visit the “Investor Relations” section of our Web site at www.waddell.com under the caption “Data Tables” to review supplemental information schedules.

Contacts

Investor Contact:

Nicole Russell, VP, Investor Relations, (913) 236-1880, nrussell@waddell.com

Mutual Fund Investor Contact:

Call (888) WADDELL, or visit www.waddell.com or www.ivyfunds.com.

Past performance is no guarantee of future results.  Please invest carefully.

About the Company

Waddell & Reed, Inc., founded in 1937, is one of the oldest mutual fund complexes in the United States, having introduced the Waddell & Reed Advisors Group of Mutual Funds in 1940. Today, we distribute our investment products through the Waddell & Reed Wholesale channel (encompassing broker-dealer, retirement, and registered investment advisors), our Advisors channel (our network of financial advisors), and our Institutional channel (including defined benefit plans, pension plans and endowments, and our subadvisory partnership with Mackenzie in Canada).

Through its subsidiaries, Waddell & Reed Financial, Inc. provides investment management and financial planning services to clients throughout the United States and internationally. Waddell & Reed Investment Management Company serves as investment advisor to the Waddell & Reed Advisors Group of Mutual Funds, Ivy Funds Variable Insurance Portfolios and InvestEd Portfolios, while Ivy Investment Management Company serves as investment advisor to Ivy Funds and investment advisor and global distributor to the Ivy Global Investors Fund SICAV, an umbrella UCITS fund range domiciled in Luxembourg. Waddell & Reed, Inc. serves as principal underwriter and distributor to the Waddell & Reed Advisors Group of Mutual Funds, Ivy Funds Variable Insurance Portfolios and InvestEd Portfolios, while Ivy Funds Distributor, Inc. serves as principal underwriter and distributor to Ivy Funds.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which reflect the current views and assumptions of management with respect to future events regarding our business and industry in general. These forward-looking statements include all statements, other than statements of historical fact, regarding our financial position, business strategy and other plans and objectives for future operations, including statements with respect to revenues and earnings, the amount and composition of assets under management, distribution sources, expense levels, redemption rates and the financial markets and other conditions. These statements are generally identified by the use of such words as “may,” “could,” “should,” “would,” “believe,” “anticipate,” “forecast,” “estimate,” “expect,” “intend,” “plan,” “project,” “outlook,” “will,” “potential” and similar statements of a future or forward-looking nature. Readers are cautioned that any forward-looking information provided by us or on our behalf is not a guarantee of future performance. Actual results may differ materially from those contained in these forward-looking statements as a result of various factors, including but not limited to those discussed below. If one or more events related to these or other risks, contingencies or uncertainties materialize, or if our underlying assumptions prove to be incorrect, actual results may differ materially from those forecasted or expected. Certain important factors that could cause actual results to differ materially from our expectations are disclosed in the “Risk Factors” section of our Annual Report on Form 10-K for the year ended December 31, 2015, which include, without limitation:

•                  The loss of existing distribution channels or inability to access new distribution channels;

•                  A reduction in assets under our management on short notice, through increased redemptions in our distribution channels or our Funds, particularly those Funds with a high concentration of assets, or investors terminating their relationship with us or shifting their funds to other types of accounts with different rate structures;

•                  The adverse ruling or resolution of any litigation, regulatory investigations and proceedings, or securities arbitrations by a federal or state court or regulatory body;

•                  The introduction of legislative or regulatory proposals or judicial rulings that change the independent contractor classification of our financial advisors at the federal or state level for employment tax or other employee benefit purposes;

•                  A decline in the securities markets or in the relative investment performance of our Funds and other investment portfolios and products as compared to competing funds;

•                  The ability of mutual fund and other investors to redeem their investments without prior notice or on short notice;

•                  Our inability to reduce expenses rapidly enough to align with declines in our revenues, the level of our assets under management or our business environment.

•                  Non-compliance with applicable laws or regulations and changes in current legal, regulatory, accounting, tax or compliance requirements or governmental policies;

•                  Our inability to attract and retain senior executive management and other key personnel to conduct our broker-dealer, fund management and investment advisory business;

•                  A failure in, or breach of, our operational or security systems or our technology infrastructure, or those of third parties on which we rely; and

•                  Our inability to implement new information technology and systems, or our inability to complete such implementation in a timely or cost effective manner.

The foregoing factors should not be construed as exhaustive and should be read together with other cautionary statements included in this and other reports and filings we make with the Securities and Exchange Commission, including the information in Item 1 “Business” and Item 1A “Risk Factors” of Part I and Item 7 “Management’s Discussion and Analysis of Financial Condition and Results of Operations” of Part II to our Annual Report on Form 10-K for the year ended December 31, 2015 and as updated in our quarterly reports on Form 10-Q for the year ending December 31, 2016. All forward-looking statements speak only as of the date on which they are made and we undertake no duty to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except to the extent required by law.